Exhibit 99.1

Sanchez Energy Announces Second Quarter 2016 Operating Results

Best Catarina Well to Date Shows Average 30-Day Initial Production of 1,900 Boe/d;

Production of Approximately 55,900 Boe/d Exceeds Quarterly Guidance

HOUSTON--(Marketwired)--July 19, 2016--Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating results for the second quarter 2016.  Highlights include:

•

Second quarter 2016 production was approximately 5.1 million barrels of oil equivalent (“MMBoe”) for average production of approximately 55,900 barrels of oil equivalent per day (“Boe/d”), which exceeded the high end of Sanchez Energy’s guidance for the quarter;

•

Further delineation of the South Central region of Catarina results in the Company’s best well to date as four new wells on the E33 Pad, a northern step out in South Central Catarina, show average 30-day initial production rates that range from 1,600 to 1,900 Boe/d;

•

Development wells in South-Central Catarina, including the new delineation wells in the northern portion of South-Central Catarina, show preliminary type curves that are 20% to 30% better than expected;

•

The Company’s interest in Carnero Gathering, LLC (“Carnero Gathering”), a joint venture that is 50% owned by Targa Resources Corp. (NYSE: TRGP) (“Targa”), was sold in early July 2016 to Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP”) for approximately $44 million of consideration; and

•	Average cost per well was $3.3 million during the second quarter 2016, with the results of some wells coming in below $3.0 million during the quarter.

MANAGEMENT COMMENTS

“We continue to build on our strong operating performance in 2016,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “During the second quarter, we once again achieved excellent production results which, at approximately 55,900 Boe/d, exceeded the high end of our guidance for the quarter by over 7%.  Average cost per well during the second quarter came it at approximately $3.3 million, and our continuing focus on process improvements and efficiency gains resulted in several wells coming in below $3.0 million.  With these results, we believe we have achieved a “best in class” cost structure for this focus area.  At the same time, well performance continues to improve as we test improved completion designs.  With the combination of lower costs and strong production, we continue to see attractive returns on the Company’s capital program.”

“At Catarina, we continue to focus on the South-Central region of the ranch.  During the second quarter 2016, we brought the E33 Pad on-line, marking the first major step out to the north since initiating our focus on South-Central Catarina.  The E33 Pad consisted of four wells that have been on-line for approximately 60 days.  The wells, which include our best Catarina well to date, had average 30-day initial production rates that range from 1,600 to 1,900 Boe/d and show a similar commodity mix to the prior South-Central wells, producing 600 Bbl/d of oil and 5,000 Mcf/d of natural gas, on average, over this period.  Early results from these wells confirm our geologic interpretation that the fairway extends to the north and west. Recent development wells in the area are outperforming the original 1,100 MBoe type curve by 20% to 30%.  These results continue to support the current plan to develop South-Central Catarina, a region that is proving to be one of the most productive areas on the lease.”

“As of June 30, 2016, Sanchez Energy has banked 20 wells toward its next 50 well annual drilling commitment at Catarina, which runs from July 1, 2016 to June 30, 2017.  Progress to date on this commitment affords us considerable financial flexibility as we evaluate options for the balance of this year and develop the Company’s 2017 capital program.”

“With respect to our midstream strategy, we closed the Carnero Gathering Transaction, as previously announced, in early July 2016 for cash consideration of approximately $37 million and the assumption by SPP of an estimated $7.4 million in future capital obligations.  The sale to SPP includes Sanchez Energy’s 50% interest in Carnero Gathering, a joint venture that is 50% owned by Targa, which will own a total of approximately 45 miles (10 miles of which remain under construction) of high pressure natural gas gathering pipelines in South Texas (the "Carnero Gathering System").  The Carnero Gathering System will ultimately connect to a cryogenic natural gas processing plant that is under construction in La Salle County, Texas, owned by a separate joint venture between Sanchez Energy and Targa, which is expected to be operational in early 2017.   Once complete, the processing plant is expected to provide a path to improved yields, lower processing fees, and significant marketing benefits to Sanchez Energy.  The Company had invested approximately $26 million in Carnero Gathering since entering the joint venture with Targa and, with the sale, realized an annualized rate of return of over 90% on this investment.  The transaction also allowed the Company to reduce its capital commitments to Carnero Gathering by approximately $7.4 million and provides an opportunity for future payments from SPP under certain conditions.”

OPERATIONS UPDATE

During the second quarter 2016, the Company spud 17 gross (17 net) wells and completed 17 gross (17 net) wells.

Drilling and completion costs at Catarina during the second quarter 2016 averaged approximately $3.3 million per well and continue to trend downward, with some wells coming in below $3.0 million during the quarter.  At Cotulla, well costs during the second quarter 2016 averaged approximately $3.3 million per well, with recent results also coming in below $3.0 million per well.

At Catarina, drilling durations (spud to total depth) are now consistently coming in at approximately 8 days per well.  Similarly, drilling durations at Cotulla continue to decline, with recent wells coming in below 6 days per well.

During the second quarter 2016, the Company brought 13 wells on-line at Catarina.  All wells drilled and completed to-date by Sanchez Energy in the South-Central region of Catarina have average 30-day initial production rates of approximately 1,350 Boe/d.  At Cotulla, the Company brought four wells on-line during the quarter.  Wells drilled at Cotulla continue to meet expectations.

As of June 30, 2016 the Company was running one rig at Catarina and had 657 gross (539 net) producing wells with 16 gross (14.5 net) wells in various stages of completion, as detailed in the following table:

		Gross
		Wells Waiting /
	Gross	Undergoing
Project Area	Producing Wells	Completion
Catarina	311	6
Marquis	103	0
Cotulla	153	7
Palmetto	76	3
TMS / Other	14	0
Total	657	16

PRODUCTION UPDATE

The Company’s estimated total production for the second quarter 2016 was approximately 55,900 Boe/d, which represents an increase of approximately 4% over second quarter 2015 production.  The Company’s second quarter 2016 production exceeded the high end of the Company’s production guidance for the quarter, which ranged from 50,000 to 52,000 Boe/d, by over 7%. The Company’s production mix during the second quarter 2016 consisted of approximately 32% oil, 30% natural gas liquids (“NGLs”), and 38% natural gas.  Total production volumes are summarized in the following table:

	Three Months Ended	Three Months Ended		Three Months Ended	Three Months Ended
	June 30, 2016	June 30, 2015	% Change	March 31, 2016	June 30, 2016	% Change
Net Production:
Oil (MBbl)	1,635	1,917	-15%	1,639	1,635	0%
NGLs (MBbl)	1,519	1,467	4%	1,689	1,519	-10%
Natural Gas (MMcf)	11,602	9,136	27%	10,895	11,602	6%
Total Oil Equivalent (MBOE)	5,087	4,907	4%	5,144	5,087	-1%

Average Daily Production Volumes
Oil (Bbl/day)	17,962	21,066	-15%	18,015	17,962	0%
NGLs (Bbl/day)	16,687	16,122	4%	18,558	16,687	-10%
Natural Gas (Mcf/day)	127,490	100,391	27%	119,722	127,490	6%
Total Oil Equivalent (Boe/day)	55,898	53,920	4%	56,527	55,898	-1%

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to capital expenditures for and completion of the Carnero Gathering System, the completion of and commercial in-service date for the processing plant in La Salle County, Texas, Sanchez Energy’s ability to receive future payments from SPP and the expected benefits of the Carnero Gathering Transaction.  These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of our joint ventures to perform as anticipated, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas or completing our ongoing joint venture projects, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy's filings with the U.S. Securities and Exchange Commission (the "SEC").  Sanchez Energy's filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy's forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of Sanchez Energy's forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Garrick (Rick) Hill
Interim Chief Financial Officer

(877) 847-0009